NEWS

FOR IMMEDIATE RELEASE                        CONTACT
April 5, 2012                                    Chris Bohanon
202-872-5542

Farmer Mac Announces Two New Presidentially
Appointed Directors

Washington, D.C. -The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that former Iowa Governor Chester J. Culver of West Des Moines, Iowa and Dr. Bruce J. Sherrick of Champaign, Illinois were sworn in as members of the Board of Directors of Farmer Mac this week after confirmation by the U.S. Senate last week.
Gov. Culver and Dr. Sherrick, who were nominated by President Obama prior to their confirmation and swearing-in, join Lowell Junkins (Chairman), Sara Faivre-Davis, and Myles Watts as members of Farmer Mac's Board who have been appointed by the President of the United States. Gov. Culver replaces Julia Bartling, and Dr. Sherrick replaces Glen Klippenstein, former Vice Chairman, on Farmer Mac's Board of Directors. At its regularly scheduled meeting today, the Board elected Dr. Watts as its new Vice Chairman.
Gov. Culver stated, “I am optimistic about the limitless potential rural America has to both feed the world and help secure this country's energy future. I am deeply committed to providing a stable financial backbone for rural America, and I am grateful for the opportunity to serve on Farmer Mac's Board of Directors.” Dr. Sherrick stated, “I believe that the importance of stable and reliable access to credit in rural America cannot be understated. I am looking forward to serving as a member of Farmer Mac's Board and working within the Corporation to continue to bring these capital and risk management tools to rural America.”
Chairman Junkins said, “On behalf of Farmer Mac, I would like to extend a warm welcome to the new members of the Board of Directors. Farmer Mac is uniquely positioned to offer solutions to rural lenders that bring added credit opportunities for farmers, ranchers, and rural businesses, including rural utility cooperatives. Our two new directors will bring valuable skills that will enhance the expertise of Farmer Mac's Board as we strive to fulfill our Congressional mission. We look forward to working with the new directors to further this mission and in so doing help to ensure the continued growth and prosperity of rural America.”
Gov. Culver served as Governor of Iowa from 2006 until 2010. Prior to that time, he served as Secretary of State for the State of Iowa from 1998 until 2006. A graduate of Virginia Tech University, Gov. Culver began his career as an environmental and consumer advocate in the Iowa Attorney General's Office. After receiving his Master of Arts in Teaching at Drake University in 1994, he taught government and history in Des Moines, Iowa, where he also coached football and basketball. Gov. Culver has served the National Governors Association as Chairman of both the Governors Wind Energy Coalition and Governors Biofuels Coalition. He was elected as the Federal Liaison to the U.S. Congress by the Democratic Governors Association and also served as a member of the Democratic Governors Executive Committee. Gov. Culver is currently Founder of the Chet Culver Group, a renewable energy and infrastructure consulting firm.
Dr. Sherrick is a Professor of Agricultural and Applied Finance, and Director of the Center for Farm and Rural Business Finance, in the Department of Agricultural and Consumer Economics at the University of Illinois, where he currently teaches undergraduate and graduate courses in applied finance and financial modeling. He earned his Ph.D. from The Ohio State University with subject matter fields in Finance and Marketing. Dr. Sherrick is currently managing partner of integrated Financial Analytics & Research (iFAR), a consulting firm that specializes in credit risk assessment and modeling of agricultural finance institutions.
Pursuant to Farmer Mac's statutory charter, five of Farmer Mac's directors are appointed by the President of the United States with the advice and consent of the U.S. Senate, holders of Class A voting common stock (NYSE: AGM.A) elect five directors, and holders of Class B voting common stock (not listed on any exchange) elect five directors. Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans. Additional information about Farmer Mac is available on its website at www.farmermac.com.
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